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                                                               EXHIBIT 23.1









Consent of Independent Auditors

Board of Directors and Shareholders
Spartan Motors, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-28432) pertaining to the Nonqualified Stock Option Plan and the 1984 Incentive Stock Option Plan of Spartan Motors, Inc. and in the Registration Statement (Form S-8 No. 33-80980) pertaining to the 1994 Incentive Stock Option Plan of Spartan Motors, Inc. of our report dated February 12, 1999, with respect to the consolidated financial statements and schedule of Spartan Motors, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


                                   /s/ Ernst & Young LLP

Grand Rapids, Michigan
March 18, 1999